Exhibit 10.1

APOGEE ENTERPRISES, INC. 2012 EXECUTIVE MANAGEMENT INCENTIVE PLAN

Section 1. Purpose

The purpose of the Apogee Enterprises, Inc. 2012 Executive Management Incentive Plan (the “Plan”) is to provide a direct financial incentive for executive officers of Apogee Enterprises, Inc., a Minnesota corporation (the “Company”), to make a significant contribution to the annual strategic and financial goals of the Company.

Section 2. Establishment of Bonus Pool

The Committee (as defined in Section 3(a)) shall, not later than 90 days after the beginning of each fiscal year of the Company, establish a bonus pool (the “Bonus Pool”) equal to a percentage (not to exceed 100%) of one or more of the following business criteria (“Company Performance Factors”) for the fiscal year for which Annual Bonus Pool Awards are being paid under this Plan. At the time that the Committee establishes the Bonus Pool, the likelihood that the Company will achieve any of the Company Performance Factors upon which the Bonus Pool is based must be substantially uncertain. The following shall constitute the sole Company Performance Factors upon which a Bonus Pool under this Plan shall be based: economic value added, sales or revenues, costs or expenses, net profit after tax, gross profit, operating profit, base earnings, earnings (whether before or after taxes), earnings before interest, taxes, depreciation and amortization (EBITDA) as a percent of net sales, return on actual or pro forma equity or net assets or capital, net capital employed, earnings per share (basic or diluted), earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, total shareholder return or profitability, or both, as measured by one or more of the following accounting ratios: return on revenue, return on assets, return on equity, return on invested capital and return on investments, shareholder return including performance (total shareholder return) relative to the Standard & Poor’s Small Cap 600 Index or similar index or performance (total shareholder return) relative to the proxy comparator group, in both cases as determined pursuant to Item 201(e) of Regulation S-K promulgated under the Securities and Exchange Act of 1934, as amended, cash generation, cash flow (including free cash flow and cash flow from operating, investing or financing activities or any combination thereof), unit volume and change in working capital.

The Bonus Pool shall be computed in accordance with generally accepted accounting principles as in effect from time to time and as applied by the Company in the preparation of its financial statements. For purposes of the foregoing computation, changes in generally accepted accounting principles which occur during a fiscal year shall not be taken into account, and extraordinary items, discontinued operations and restructuring costs, as computed in accordance with generally accepted accounting principles as in effect from time to time and as applied and reported by the Company in the preparation of its financial statements, shall also not be taken into account. The amount of any Bonus Pool may be decreased (but not increased) at any time during a fiscal year by the Committee.

Section 3. Administration

(a) Composition of the Committee. The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors, or a sub-committee thereof (the “Committee”). To the extent required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee administering the Plan shall be composed solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(b) Power and Authority of the Committee. The Committee shall have full power and authority, subject to all the applicable provisions of the Plan (including but not limited to the requirements of Section 4(d) of the Plan) and applicable law, to (i) establish, amend, suspend, terminate or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (ii) construe, interpret and administer the Plan and any instrument or agreement relating to, or any Annual Bonus Pool Award (as defined below in Section 4(b)) made under, the Plan, and (iii) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to, or any Annual Bonus Pool Award made under, the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, holders of Annual Bonus Pool Awards, and their legal representatives and beneficiaries, and employees of the Company or of any “Affiliate” of the Company. For purposes of the Plan and any instrument or agreement relating to, or any Annual Bonus Pool Award made under, the Plan, the term “Affiliate” shall mean any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and any entity in which the Company has a significant equity interest, in each case as determined by the Committee in its sole discretion.

(c) Delegation. The Committee may delegate its powers and duties under the Plan to one or more executive officers of the Company or any Affiliate or a committee of such executive officers, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its power to (i) amend the Plan as provided in Section 10 hereof; (ii) establish a Bonus Pool under Section 2; or (iii) make determinations regarding Performance-Based Awards (as defined below in Section 4(d)).

Section 4. Eligibility and Participation

(a) Eligibility. The Plan is maintained by the Company for its executive officers. In order to be eligible to participate in the Plan, an executive officer of the Company or any of its Affiliates must be selected by the Committee. In determining the executive officers who will participate in the Plan, the Committee may take into account the nature of the services rendered by such executive officers, their present and potential contributions to the success of the Company and such other factors as the Committee, in its sole discretion, shall deem relevant. A director of the Company or of an Affiliate who is not also an employee of the Company or an Affiliate, and all members of the Committee, shall not be eligible to participate in the Plan.

(b) Participation and Awards. For each fiscal year, the Committee shall:

(i) determine the employees eligible to be granted a percentage share of the Bonus Pool (an “Annual Bonus Pool Award”) for the fiscal year; and

(ii) determine the percentage share in the Bonus Pool to be reserved as an Annual Bonus Pool Award to any eligible employee. The sum of such individual percentages shall not exceed 100%.

The percentage share of the Bonus Pool need not be the same with respect to any recipient of an Annual Bonus Pool Award (the “Participant”) or with respect to different Participants. The Committee’s decision to approve an Annual Bonus Pool Award to an employee in any year shall not require the Committee to approve a similar Annual Bonus Pool Award or any Annual Bonus Pool Award at all to that employee or any other employee or person at any future date. The Company and the Committee shall not have any obligation for uniformity of treatment of any person, including, but not limited to, Participants and their legal representatives and beneficiaries and employees of the Company or of any Affiliate of the Company. The Committee retains sole discretion to reduce the amount of any bonus otherwise payable under this Plan. The Annual Bonus Pool Award in a subsequent fiscal year shall not be increased by any portion of the Bonus Pool of a prior fiscal year which has not been paid or credited to or for the benefit of Participants hereunder.

(c) Bonus Pool Award Agreement. Any employee selected for participation by the Committee shall, as a condition of participation, execute and return to the Committee a written agreement setting forth the terms and conditions of the Annual Bonus Pool Award (the “Bonus Pool Award Agreement”). A separate Bonus Pool Award Agreement will be entered into between the Company and each Participant for each Annual Bonus Pool Award.

(d) Qualified Performance-Based Compensation. Notwithstanding any other provision of the Plan to the contrary, with respect to an Annual Bonus Pool Award that is intended to be “qualified performance-based compensation” within the meaning of
Section 162(m) of the Code (hereinafter referred to as a “Performance-Based Award”), the following additional requirements shall apply to all Performance-Based Awards made to any Participant under the Plan:

(i) Any Performance-Based Award shall be null and void and have no effect whatsoever unless the Plan shall have been approved by the shareholders of the Company at the Company’s 2012 Annual Meeting of Shareholders.

(ii) For a Performance-Based Award, the Committee shall, not later than 90 days after the beginning of each fiscal year of the Company:

(A)	designate all Participants for such fiscal year; and

(B)	determine the percentage share in the Bonus Pool to be reserved as an Annual Bonus Pool Award to any Participant.

(iii) Following the close of each fiscal year and prior to payment of any amount to any Participant under the Plan, the Committee must certify in writing as to the computation of the Annual Bonus Pool Award.

(iv) The maximum bonus which may be paid to any Participant pursuant to any Performance-Based Award with respect to any fiscal year shall not exceed $3,000,000.

(e) Employment. In the absence of any specific agreement to the contrary, no Annual Bonus Pool Award to a Participant under the Plan shall affect any right of the Company, or of any Affiliate of the Company, to terminate, with or without cause, the Participant’s employment with the Company or any Affiliate at any time. Neither the establishment of the Plan, nor the granting of any Annual Bonus Pool Award hereunder, shall give any Participant: (i) any rights to remain employed by the Company or any Affiliate; (ii) any benefits not specifically provided for herein or in any Annual Bonus Pool Award granted hereunder; or (iii) any rights to prevent the Company or any Affiliate from modifying, amending or terminating any of its other benefit plans of any nature whatsoever.

Section 5. Annual Bonus Pool Awards

(a) General. The Committee shall determine the amount of the bonus to be paid to a Participant pursuant to each Annual Bonus Pool Award, the time or times when Annual Bonus Pool Awards will be made, and all other terms and conditions of each Annual Bonus Pool Award. Each Annual Bonus Pool Award shall be subject to the terms and conditions of the Plan and the applicable Bonus Pool Award Agreement. Annual Bonus Pool Awards may be granted singly or in combination, or in addition to, in tandem with or in substitution for any grants or rights under any other employee or compensation plan of the Company or of any Affiliate. Bonus Pool Award Agreements may provide that more or less than 100% of the target Annual Bonus Pool Award granted thereunder may be earned upon satisfaction of the conditions provided for therein, subject to the terms and conditions of the Plan. All or part of an Annual Bonus Pool Award may be subject to conditions and forfeiture provisions established by the Committee and set forth in the Bonus Pool Award Agreement, which may include, but are not limited to, continuous service with the Company or an Affiliate.

(b) Payment of Annual Bonus Pool Awards. Any bonus paid pursuant to an Annual Bonus Pool Award shall be paid solely in the form of cash. Payment of any such bonuses may be made, subject to any deferred compensation election which may be permitted pursuant to any deferred compensation plan, at such times, with such restrictions and conditions as the Committee, in its sole discretion, may determine at the time of grant of the Annual Bonus Pool Awards.

(c) Discretionary Reduction. The Committee shall retain sole and full discretion to reduce, in whole or in part, the amount of any award otherwise payable to any Participant under this Plan.

Section 6. Termination of Employment

Each Bonus Pool Award Agreement shall include provisions governing the disposition of an Annual Bonus Pool Award in the event of the retirement, disability, death or other termination of a Participant’s employment with the Company or an Affiliate.

Section 7. Nontransferability

Except as otherwise determined by the Committee or set forth in the applicable Bonus Pool Award Agreement, no right under any Annual Bonus Pool Award shall be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of during the time in which the requirement of continued employment or attainment of performance objectives has not been achieved.

Section 8. Taxes

In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Company may take such action, and may require a Participant to take such action, as it deems appropriate to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from such Participant.

Section 9. Effective Date of the Plan

The Plan shall be submitted for approval by the shareholders of the Company at the 2012 Annual Meeting of Shareholders to be held on June 21, 2012, and the Plan shall be effective as of March 4, 2012 (the first day of the Company’s 2013 fiscal year), subject to its approval by the shareholders of the Company. No payments shall be made pursuant to such Plan until after the Plan has been approved by the shareholders of the Company.

Section 10. Amendment and Termination

(a) Term of Plan. Unless the Plan shall have been discontinued or terminated as provided in Section 10(b) hereof, no Annual Bonus Pool Awards shall be granted under the Plan after February 25, 2017, and no Annual Bonus Pool Awards shall be paid except with respect to the Company’s fiscal year ending not later than March 3, 2018. No Annual Bonus Pool Awards may be granted after such termination, but termination of the Plan shall not alter or impair any rights or obligations under any Annual Bonus Pool Award theretofore granted (including the payment of such Annual Bonus Pool Award within the time period permitted by the Code, as the same may be amended from time to time), without the consent of the Participant or holder or beneficiary thereof, except as otherwise provided in the Bonus Pool Award Agreement.

(b) Amendments to and Termination of Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan or a Bonus Pool Award Agreement, the Committee may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that notwithstanding any other provision of the Plan or any Bonus Pool Award Agreement, without the approval of the shareholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval, would cause any compensation paid pursuant to any Performance-Based Award granted pursuant to the Plan no longer to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(c) Correction of Defects, Omissions and Inconsistencies. Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan or a Bonus Pool Award Agreement, the Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, any Annual Bonus Pool Award or any Bonus Pool Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 11. Miscellaneous

(a) Governing Law. The Plan and any Bonus Pool Award Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of Minnesota.

(b) Severability. If any provision of the Plan, any Annual Bonus Pool Award or any Bonus Pool Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan, any Annual Bonus Pool Award or any Bonus Pool Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, the Annual Bonus Pool Award or the Bonus Pool Award Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan, any such Annual Bonus Pool Award or any such Bonus Pool Award Agreement shall remain in full force and effect.

(c) No Trust or Fund Created. Neither the Plan nor any Annual Bonus Pool Award or Bonus Pool Award Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Annual Bonus Pool Award, such right shall be no greater than the right of any unsecured general creditor of the Company or of any Affiliate.

(d) Nature of Payments. Any and all cash payments pursuant to any Annual Bonus Pool Award granted hereunder shall constitute special incentive payments to the Participant, and such payments shall not be taken into account in computing the amount of the Participant’s salary or compensation for purposes of determining any pension, retirement, death or other benefits under (i) any pension, retirement, profit sharing, bonus, life insurance or other employee benefit plan of the Company or any Affiliate or (ii) any agreement between the Company (or any Affiliate) and the Participant, except to the extent that such plan or agreement expressly provides to the contrary.

(e) Headings. Headings are given to the Sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.